We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-48389) pertaining to the Crowley, Milner and Company 1992 Incentive Stock Plan of our report dated March 10, 1995, with respect to the financial statements and schedule of Crowley, Milner and Company incorporated by reference and included in its Annual Report (Form 10-K) for the year ended January 28, 1995.


                                      ERNST & YOUNG LLP